Filed Pursuant to Rule 424(B)(5)
Registration Statement No. 333-195435

Prospectus Supplement

(To Prospectus Dated May 7, 2014)

3,283,284 Ordinary Shares in the form of American Depositary Shares

Warrants to purchase up to 3,283,284 Ordinary Shares in the form of American Depositary Shares

3,283,284 Ordinary Shares in the form of American Depositary Shares issuable upon exercise of the Warrants

______________

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 3,283,284 ordinary shares in the form of American Depositary Shares, or ADSs, and warrants, or the Warrants, to purchase up to 3,283,284 ordinary shares in the form of ADSs (and the 3,283,284 ordinary shares in the form of ADSs issuable upon exercise of the Warrants, or the Warrant Shares) to selected institutional investors under a securities purchase agreement dated April 7, 2016 between us and the investors. Each ADS represents one ordinary share. The purchase price for one ordinary share in the form of ADSs and a Warrant is $3.50. Each Warrant gives the holder the right to acquire one ordinary share. The exercise price to acquire one Warrant Share is $4.50. The Warrants are exercisable starting six months after their issuance, or the Initial Exercise Date, may only be exercised to acquire a whole number of Warrant Shares and expire two years from the Initial Exercise Date.

Our ordinary shares are listed on the NASDAQ Global Market in the form of ADSs under the symbol “EDAP.” The last reported sale price of our ADSs on the NASDAQ Global Market on April 7, 2016 was $3.90 per share. As of such date, and based on such price, the aggregate market value of our outstanding ordinary shares was approximately $99,219,732, based on 25,440,957 ordinary shares outstanding on March 31, 2016.

The Warrants will not be listed on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS”, BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS, AS WELL AS THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have retained H.C. Wainwright & Co., LLC to act as the placement agent in connection with this offering. The placement agent is not purchasing or selling any of these securities for its own account, nor is it required to sell any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay the placement agent fees set forth in the table below, which assumes we sell all of the securities we are offering.

	Per ADS and Warrant	Total
Offering price	$3.50	$11,491,494.00
Placement agent’s fees(1)	$0.21	$689,489.64
Proceeds, before expenses, to us	$3.29	$10,802,004.36

(1)	In addition, we have agreed to reimburse the placement agent for certain expenses up to an amount equal to the lesser of $50,000 or 0.8% of the aggregate gross proceeds raised in this offering. See “Plan of Distribution” for more information regarding these arrangements.

We expect to deliver the securities being offered pursuant to this prospectus supplement on or about April 14, 2016.

H.C. Wainwright & Co.

The date of this prospectus supplement is April 7, 2016.

Table of Contents

Prospectus Supplement

About This Prospectus Supplement	S-ii
Cautionary Note Regarding Forward-Looking Statements	S-iii
Prospectus Supplement Summary	S-1
Risk Factors	S-3
Currency and Exchange Rates	S-6
Use of Proceeds	S-7
Capitalization and Indebtedness	S-8
Description of Share Capital	S-9
Description of Warrants	S-14
Plan of Distribution	S-15
Certain Income Tax Considerations	S-17
Legal Matters	S-25
Experts	S-25
Where You Can Find More Information About Us	S-25
Incorporation By Reference	S-25

Prospectus

About this Prospectus	2
EDAP TMS	2
Risk Factors	3
Where You Can Find More Information About Us	4
Documents Incorporated by Reference	4
Forward-Looking Statements	5
Use of Proceeds	7
Currency and Exchange Rates	8
Capitalization and Indebtedness	9
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	10
The Securities We May Offer	11
Description of Share Capital	12
Description of American Depositary Shares	18
Description of Warrants	28
Plan of Distribution	29
Expenses	32
Enforceability of Civil Liabilities	33
Certain Income Tax Considerations	34
Legal Matters	43
Experts	43

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. The information contained in this prospectus supplement and in the accompanying prospectus may be supplemented from time-to-time with applicable free writing prospectuses.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference — the statement in the document having the later date modifies or supersedes the earlier statement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus together with the additional information described in this prospectus supplement under “Documents Incorporated By Reference” and “Where You Can Find More Information.”

All references in this prospectus to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A. All references to “we,” “us” and “our” are to EDAP TMS S.A. and its consolidated subsidiaries collectively, unless the context otherwise requires.

In this prospectus supplement, “U.S. dollar”, “US$” or “$” refer to U.S. currency and “euro” or “€” refers to the legal currency of the countries of the European Monetary Union, including the Republic of France.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus (including the documents incorporated herein or therein by reference) that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. The statements in this prospectus supplement and the accompanying prospectus (including the documents incorporated herein or therein by reference) discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: ‘‘believe,’’ ‘‘plan,’’ ‘‘intend,’’ “should,” ‘‘estimate,’’ ‘‘expect’’ and ‘‘anticipate’’ or similar expressions, which reflect our views about future events and financial performance. You should not unduly rely on forward-looking statements contained or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Actual events or results may differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, without limitation:

•	the success of our HIFU technology;
•	the clinical and regulatory status of our HIFU devices;
•	the uncertainty of market acceptance for our HIFU devices;
•	the uncertainty in the U.S. FDA review and approval process for any of our devices and changes in FDA recommendations and guidance;
•	effects of intense competition in the markets in which we operate;
•	the uncertainty of reimbursement status of procedures performed with our products;
•	the market potential for our Sonolith i-move and our Focal One devices;
•	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;
•	dependence on our strategic suppliers;
•	any event or other occurrence that would interrupt operations at our primary production facility;
•	reliance on patents, licenses and key proprietary technologies;
•	product liability risk;
•	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen;
•	fluctuations in results of operations due to the seasonal nature of demand for medical devices;

S-iii

•	risks associated with the current uncertain worldwide economic, political and financial environment;
•	risks associated with the warrants that were issued in March 2012 and May 2013; and
•	risks relating to ownership of our securities.

You should also consider the information contained in Item 3, “Key Information—Risk Factors” and Item 5, “Operating and Financial Review and Prospects,” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement, as well as the information contained in our periodic filings and submissions with the Securities and Exchange Commission, or the SEC (including our reports on Form 6-K).

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

S-iv

Prospectus Supplement Summary

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including any information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We develop and market the Ablatherm and Focal One devices, advanced choices for HIFU treatment of localized prostate cancer. HIFU treatment is shown to be a minimally invasive and effective treatment option for localized prostate cancer with a low occurrence of side effects. Ablatherm is generally recommended for patients with localized prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option. It is also used for patients who failed a radiotherapy treatment. Focal One is a robot assisted HIFU device dedicated to the focal treatment of prostate cancer. In addition, we are developing HIFU technology for the treatment of certain other types of tumors. We also produce and commercialize medical equipment for treatment of urinary tract stones using ESWL and distribute other types of urology devices in certain countries.

Recent Developments

We recently filed our Annual Report on Form 20-F for the year ended December 31, 2015. See “Incorporation by Reference” in this prospectus supplement.

Our Corporate Information

Our principal executive offices are located at Parc d’Activites la Poudrette-Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50. Our website is http://www.edap-tms.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The securities we are offering	3,283,284 ordinary shares in the form of ADSs and Warrants to purchase 3,283,284 ordinary shares in the form of ADSs (and the 3,283,284 Warrant Shares issuable upon exercise of the Warrants). The purchase price for one ordinary share in the form of ADSs and a Warrant to purchase one ordinary share in the form of ADSs is $3.50. The ordinary shares in the form of ADSs and the Warrants will be tradable separately but can only be purchased together in this offering.

Ordinary shares to be outstanding after this offering (1)	28,724,241 ordinary shares (as more fully described in the notes following this table).

Use of proceeds	We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses, will be approximately $10.3 million. We intend to use the net proceeds from the sale of the securities offered hereby for operating costs, capital expenditures and for general corporate purposes, including working capital, and more particularly, for marketing and regulatory expansion of our HIFU devices within the U.S. and outside the U.S. See “Use of Proceeds.”

Description of Warrants	Each investor will receive a Warrant to purchase one ordinary share in the form of ADSs for each ordinary share in the form of ADSs purchased in this offering. One Warrant is exercisable for one Warrant Share at an exercise price of $4.50 per Warrant Share. The Warrants are exercisable from six months after their issuance and expire two years after the Initial Exercise Date. See “Description of Warrants.”

The NASDAQ Global Market symbol	Our ordinary shares in the form of ADSs are listed for trading on the NASDAQ Global Market under the symbol “EDAP.” There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing the Warrants on any securities exchange.

Risk Factors	Before deciding whether to invest in our securities, you should carefully consider the risks described under “Risk Factors” beginning on page S-3 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

(1)	Assumes (i) 3,283,284 new shares to be issued as part of this offering and (ii) 25,440,957 shares outstanding as of March 31, 2016, corresponding to a total of 25,811,485 shares issued, less 370,528 treasury shares held by the Company. In addition, the Company has issued warrants to purchase 2,668,125 shares and has issued to employees options to purchase 779,088 new shares and 138,100 existing shares. Does not include an aggregate of 3,283,284 ordinary shares issuable upon exercise of the Warrants offered hereby.

Risk Factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the risks, uncertainties and assumptions discussed under Item 3, “Key Information—Risk Factors,” in our Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Relating to Ownership of Securities

Our securities may be affected by volume fluctuations, and may fluctuate significantly in price.

Our ADSs are currently traded on the NASDAQ Global Market. The high and low bid prices of our ADSs since January 1, 2016 were $4.80 and $2.89. The high and low bid price of our ADSs for the last two financial years ended on December 31, 2015 and December 31, 2014, were $6.57 and $2.26, and $6.05 and $1.15, respectively.

Our ADSs have experienced, and are likely to continue to experience, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance. The price of our securities and our ADSs in particular, may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations, results of clinical trials of our products or those of our competitors, developments in patents and other proprietary rights, and general market and economic conditions.

We may issue additional securities that may be dilutive to our existing shareholders.

The issuance of additional ordinary shares, including any additional ordinary shares issuable pursuant to the exercise of preferential subscription rights or warrants that may not be available to all of our shareholders, would reduce the proportionate ownership and voting power of then-existing shareholders.

We are subject to different corporate disclosure standards that may limit the information available to holders of our ADSs.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, relating to the solicitation of proxies for shareholder meetings. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States.

We currently do not intend to pay dividends and cannot assure shareholders that we will make dividend payments in the future.

We have never paid any dividends on our ordinary shares and do not anticipate paying any dividends for the foreseeable future. Any declaration of dividends on our ordinary shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant. See Item 8, “Financial Information—Dividends and Dividend Policy” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated herein by reference.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts.

An investor in the United States may find it difficult to:

•	effect service of process upon or obtain jurisdiction over us and our non-U.S. resident directors and officers in the United States;

•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against us and our non-U.S. resident directors and officers in France or the United States; or
•	bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

Holders of ADSs have fewer rights than shareholders and must act through the Depositary to exercise those rights.

Our ordinary shares may only be held as ADSs. Holders of ADSs do not have the same rights as shareholders and accordingly, cannot exercise rights of shareholders against us. The Bank of New York Mellon, as Depositary, is the registered shareholder of the deposited ordinary shares underlying the ADSs, and therefore holders of ADSs will generally have to exercise the rights attached to those shares through the Depositary. We have used and will continue to use reasonable efforts to request that the Depositary notify the holders of ADSs of upcoming votes and ask for voting instructions from them. If a holder fails to return a voting instruction card to the Depositary by the date established by it for receipt of such voting instructions, or if the Depositary receives an improperly completed or blank voting instruction card, or if the voting instructions included in the voting instruction card are illegible or unclear, then such holder will be deemed to have instructed the Depositary to vote its shares and the Depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

Preferential subscription rights may not be available for U.S. persons.

Under French law, shareholders generally have preferential rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of our securities may not be able to exercise preferential subscription rights for their shares unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new ordinary shares or other securities giving rights to acquire additional shares (such as the securities issued in the exchange offer we carried out in January 2012) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, U.S. holders of our securities will be unable to exercise their preferential rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities.

For holders of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders of ADSs will receive no value for them.

A large number of ordinary shares may be issued and subsequently sold in the form of ADSs upon the exercise of our outstanding warrants, including the Warrants.  The sale or availability for sale of these ADSs may depress the price of our ADSs.

Up to 5,951,409 ordinary shares are initially issuable in the form of ADSs upon the exercise of our outstanding warrants, including the Warrants offered hereunder. To the extent that the holders of our outstanding warrants sell the ADSs issued upon the exercise of such warrants, the market price of our ADSs may decrease due to the additional selling pressure in the market.  The risk of dilution from issuances of ordinary shares underlying the outstanding warrants may cause shareholders to sell their ADSs, which could further contribute to any decline in the ADS price.

The sale of ADSs issued upon exercise of our outstanding warrants, including the Warrants could encourage short sales by third parties which could further depress the price of the ADSs.

Any downward pressure on the price of our ADSs caused by the sale of ADSs issued upon the exercise of our outstanding warrants, including the Warrants, could encourage short sales by third parties.  In a short sale, a prospective seller borrows shares from a shareholder or broker and sells the borrowed shares.  The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender.  The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares.  Such sales could place downward pressure on the price of our ADSs by increasing the number of ADSs being sold, which could further contribute to any decline in the market price of our ADSs.

Currency and Exchange Rates

The following table sets forth, for each period indicated, the high and low exchange rates for euros expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the noon buying rate in the City of New York for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

	Year Ended December 31,
	2011	2012	2013	2014	2015
High	0.77	0.83	0.78	0.83	0.95
Low	0.67	0.74	0.72	0.72	0.83
Rate at end of period	0.77	0.76	0.73	0.83	0.92
Average rate per period	0.72	0.78	0.75	0.75	0.90

The following table sets forth, for each of the last six months, the high and low exchange rates for euros expressed in U.S. dollars and the exchange rate at the end of the month based on the noon buying rate as described above. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	Month Ended
	Oct. 2015	Nov. 2015	Dec. 2015	Jan. 2016	Feb. 2016	Mar. 2016
High	0.91	0.95	0.95	0.93	0.92	0.92
Low	0.87	0.91	0.91	0.91	0.88	0.88
Rate at end of period	0.91	0.95	0.92	0.92	0.92	0.88
Average rate per period	0.89	0.93	0.92	0.92	0.90	0.90

On April 1, 2016, the exchange rate for one U.S. dollar expressed in euros based upon the exchange rate as set forth in the H.10 statistical release was €0.88.

Use of Proceeds

We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses and excluding proceeds, if any, from the exercise of the Warrants issued in this offering, will be approximately $10.3 million.

We intend to use the net proceeds from the sale of the securities offered hereby for operating costs, capital expenditures and for general corporate purposes, including working capital, and more particularly, for marketing and regulatory expansion of our HIFU devices within the U.S. and outside the U.S.

In the event that all of the Warrants are exercised (assuming that the maximum number available hereunder are issued), we will receive an additional $14,774,778 before deducting placement agent fees and offering expenses.

Capitalization and Indebtedness

The following table sets forth our consolidated short-term debt and capitalization as of December 31, 2015, in accordance with U.S. GAAP and as adjusted to reflect the issuance of the ordinary shares and Warrants.

Except as disclosed below, there have been no material changes to our consolidated capitalization since December 31, 2015. This table should be read in conjunction with our financial statements, which are incorporated by reference into this prospectus.

	December 31, 2015
	Actual		As Adjusted
	(in thousands)		(in thousands) (unaudited)
	€	$(1)	€	$(1)
Current portion of capital lease	238	258	238	258
Current portion of long-term debt	209	227	209	227
Capital lease obligations, non-current	294	319	294	319
Short-term borrowings	2,814	3,056	2,814	3,056
Financial instrument carried at fair value	4,377	4,753	8,645	9,388
Long-term debt net of current portion of long-term debt	592	643	592	643
Shareholders’ equity:
Share capital	3,348	3,636	3,775	4,099
Additional paid-in capital	58,560	63,589	62,966	68,374
Retained earnings, including cumulative foreign translation adjustment	(42,769)	(46,443)	(42,769)	(46,443)
Cumulative other comprehensive income	(3,567)	(3,873)	(3,567)	(3,873)
Treasury stock	(1,142)	(1,240)	(1,142)	(1,240)
Total shareholders’ equity	14,430	15,669	19,263	20,917
Total liabilities and shareholders’ equity	38,581	41,895	47,682	51,777

(1)	Dollar amounts have been translated solely for the convenience of the reader at the noon buying exchange rate of €1 =$1.08589, on December 31, 2015

Description of Share Capital

The following description of ordinary shares supplements and, as relevant, amends the description of ordinary shares under the heading “Description of Ordinary Shares” in the accompanying prospectus.

Issued capital

Share capital structure

Information on our share capital is provided in Item 10, “Additional Information” in our Annual Report on Form 20-F for the year ended December 31, 2015.

Number of shares issued

As of March 31, 2016, our share capital consisted of 25,811,485 issued ordinary shares, fully paid, and with a par value of €0.13 each, 25,440,957 of which were outstanding. We have no preferred shares outstanding.

Our ordinary shares have not been pledged as collateral in any way.

Capital authorized and not issued

The Shareholders’ Meeting of EDAP TMS S.A. held on June 30, 2015, or the 2015 Shareholders’ Meeting, authorized the Board of Directors to increase the share capital of EDAP TMS S.A., through the issuance of shares or other securities, for a maximum total nominal amount of 1,300,000 euros, corresponding to 10,000,000 new ordinary shares.

Additional information on the current authorizations granted by the 2015 Shareholders’ Meeting to the Board of Directors in respect of capital increases is provided in the Report of the Board of Directors to the Ordinary and Extraordinary General Meeting of June 30, 2015 and the Draft Resolutions to be submitted to the Ordinary and Extraordinary General Meeting of June 30, 2015, furnished on Form 6-K on June 8, 2015 to the SEC.

The Company’s bylaws contemplate the issuance of preferred shares but they do not currently specify specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the Extraordinary General Meeting convened for such purpose.

The following table shows all the current authorizations granted by the 2015 Shareholders’ Meeting to the Board of Directors in respect of capital increases, and the usage made of these powers through March 31, 2016.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation since June 30, 2015	Balance
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with preferential subscription rights for shareholders;	26 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with cancellation of shareholders’ preferential subscription rights, by means of a public offering	26 months	1,300,000	No	N/A

Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of a first category of persons who meet certain specified characteristics	18 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of a second category of persons who meet certain specified characteristics	18 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of the following category of persons: directors and officers of the Company in office at the issuance date of the shares or other securities, and individuals who have an employment contract with the Company at the issuance date of the shares or other securities	18 months	1,300,000	No	N/A

In addition, the Extraordinary Shareholders Meeting held on February 18, 2016 authorized the Board of Directors to increase the share capital of EDAP TMS S.A., through the grant of stock options to subscribe new ordinary shares for a maximum total nominal amount of 130,000 euros, corresponding to 1,000,000 new ordinary shares.

Additional information on such authorization granted by the Shareholders Meeting to the Board of Directors is provided in the Report of the Board of Directors to the Extraordinary Shareholders Meeting of February 18, 2016 and the Draft Resolutions to be submitted to the Extraordinary Shareholders Meeting of February 18, 2016, furnished on Form 6-K on February 2, 2016 to the SEC.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation since February 18, 2016	Balance
Authorization to the Board of Directors to issue options to subscribe for shares of the Company pursuant to the provisions of articles L.225-177 et seq of the French Commercial Code	38 months	130,000	No	130,000

Reconciliation of the number of issued and fully-paid ordinary shares outstanding on the opening date of fiscal year 2015 and through March 31, 2016

Number of ordinary shares as of the opening date of the fiscal year 2015	25,246,948
Issuance of shares upon the June 2, 2014 registered direct offering	3,000,000
Issuance of shares upon exercise of warrants on July 8, 2014	25,000
Issuance of shares upon exercise of stock-options on July 8, 2014	750
Issuance of shares upon exercise of warrants on July 9, 2014	25,000
Issuance of shares upon exercise of warrants on July 14, 2014	25,000
Issuance of shares upon exercise of warrants on March 4, 2015	78,754
Issuance of shares upon exercise of warrants on March 5, 2015	7,500
Issuance of shares upon exercise of warrants on March 6, 2015	6,500
Issuance of shares upon exercise of stock-options on August 31, 2015	15,000
Issuance of shares upon exercise of stock-options on September 14, 2015	14,412
Issuance of shares upon exercise of warrants on September 25, 2015	85,000
Issuance of shares upon exercise of warrants on September 28, 2015	25,000
Issuance of shares upon exercise of warrants on October 28, 2015	15,000
Issuance of shares upon exercise of stock-options & warrants on November 9, 2015	94,875
Issuance of shares upon exercise of warrants on November 10, 2015	51,799
Issuance of shares upon exercise of warrants on November 13, 2015	70,000
Issuance of shares upon exercise of warrants on November 20, 2015	16,700
Issuance of shares upon exercise of stock-options on December 1, 2015	19,000
Issuance of shares upon exercise of stock-options on December 7, 2015	7,500
Issuance of shares upon exercise of warrants on December 8, 2015	1
Issuance of shares upon exercise of warrants on February 17, 2016	2,500
Issuance of shares upon exercise of warrants on February 19, 2016	24,600
Issuance of shares upon exercise of warrants on March 1 2016	5,083
Issuance of shares upon exercise of warrants on March 23, 2016	25,313
Total number of ordinary shares issued as of March 31, 2016 (1)	25,811,485
Less: number of treasury shares held by the issuer	(370,528)
Total number of ordinary shares outstanding	25,440,957

(1)	In addition, the Company has issued warrants to purchase 2,668,125 shares and has issued to employees options to purchase 779,088 new shares and 138,100 existing shares.

Treasury shares held by the issuer

As of March 31, 2016, the 370,528 shares of treasury stock consisted of (i) 190,238 ordinary shares acquired between August and December 1998 for €649,000, and (ii) 180,290 ordinary shares acquired in June and July 2001 for €493,000. All 370,528 shares of treasury stock have been acquired to cover outstanding stock options.

Information concerning the terms governing any right of acquisition and/or any obligation attached to the capital subscribed, but not issued, or any undertaking to increase the capital

None.

Information on the capital of any member of the Group subject to an option or a conditional or unconditional agreement to place it under option

None.

History of the share capital

The table below shows the evolution of EDAP TMS S.A. share capital over the last three fiscal years through March 31, 2016.

Operation	Number of shares issued	Par value (0.13€ nominal value / share issued)	Premium (in €)	Value of share increase capital (in €)	Cumulative number of shares outstanding
Issuance of shares upon exercise of warrants on January 18, 2013	408,691	53,129.83		53,129.83	18,780,920
Issuance of shares upon exercise of warrants on February 27, 2013	8,750	1,137.50	17,262.42	18,399.92	18,789,670
Issuance of shares upon Private Placement the May 28, 2013	3,000,000	390,000.00	8,879,988.41	9,269,988.41	21,789,670
Issuance of shares upon Private Placement the June 2, 2014	3,000,000	390,000.00	6,451,680.72	6,841,680.72	24,789,670
Issuance of shares upon exercise of warrants on July 8, 2014	25,000	3,250.00		3,250.00	24,814,670
Issuance of shares upon exercise of stock-options on July 8, 2014	750	97.50		97.50	24,815,420
Issuance of shares upon exercise of warrants on July 9, 2014	25,000	3,250.00		3,250.00	24,840,420
Issuance of shares upon exercise of warrants on July 14, 2014	25,000	3,250.00		3,250.00	24,865,420
Issuance of shares upon exercise of warrants on March 4, 2015	78,754	10,238.02		10,238.02	24,944,174
Issuance of shares upon exercise of warrants on March 5, 2015	7,500	975.00		975.00	24,951,674
Issuance of shares upon exercise of warrants on March 6, 2015	6,500	845.00		845.00	24,958,174
Issuance of shares upon exercise of stock-options on August 31, 2015	15,000	1,950.00		1,950.00	24,973,174
Issuance of shares upon exercise of stock-options on September 14, 2015	14,412	1,873.56		1,873.56	24,988,586
Issuance of shares upon exercise of warrants on September 25, 2015	85,000	11,050.00		11,050.00	25,073,586
Issuance of shares upon exercise of warrants on September 28, 2015	25,000	3,250.00		3,250.00	25,098,586
Issuance of shares upon exercise of warrants on October 28, 2015	15,000	1,950.00		1,950.00	25,113,586
Issuance of shares upon exercise of stock-options & warrants on November 9, 2015	94,875	12,333.75		12,333.75	25,214,461
Issuance of shares upon exercise of warrants on November 10, 2015	51,799	6,733.87		6,733.87	25,266,260
Issuance of shares upon exercise of warrants on November 13, 2015	70,000	9,100.00		9,100.00	25,336,260
Issuance of shares upon exercise of warrants on November 20, 2015	16,700	2,171.00		2,171.00	25,352,960
Issuance of shares upon exercise of stock-options on December 1, 2015	19,000	2,470.00		2,470.00	25,371,960
Issuance of shares upon exercise of stock-options on December 7, 2015	7,500	975.00		975.00	25,383,460
Issuance of shares upon exercise of warrants on December 8, 2015	1	0.13		0.13	25,383,461
Issuance of shares upon exercise of warrants on February 17, 2016	2,500	325.00		325.00	25,385,961
Issuance of shares upon exercise of warrants on February 19, 2016	24,600	3,198.00		3,198.00	25,410,561
Issuance of shares upon exercise of warrants on March 1 2016	5,083	660.79		660.79	25,415,644
Issuance of shares upon exercise of warrants on March 23, 2016	25,313	3,290.69		3,290.69	25,440,957

Warrants

Information on our outstanding warrants as of December 31, 2015 is provided in Item 10, “Additional Information”, Item 5, “Operating and Financial Review and Prospects––Critical Accounting Policies––Warrants” and in the “Risk Factors” section in our Annual Report on Form 20-F for the year ended December 31, 2015 incorporated by reference into this prospectus.

DESCRIPTION OF WARRANTS

The material terms and provisions of the Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms set forth in the Warrant for Ordinary Shares that will be included as an exhibit to our Current Report on Form 6-K filed with the SEC in connection with this offering.

General

The Warrants are exercisable six months following the date of issuance and will expire two years after the Initial Exercise Date.  The Warrants will be exercisable, at the option of the holder, upon the delivery to us of a notice of exercise and the payment in cash of the exercise price of the Warrant Shares being acquired upon exercise of the Warrants.  The exercise price per ordinary share in the form of ADSs purchasable upon exercise of the Warrants is $4.50 per share.  The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares.  The holders of the Warrants are entitled to 20 days’ notice before the record date for certain distributions to holders of our ordinary shares.  If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to our ordinary shares or reclassification of our ordinary shares, the holders of the Warrants will be entitled to receive thereafter in lieu of our ordinary shares, the consideration (if different from ordinary shares) that the holders of the Warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Warrants had been exercised immediately before the “fundamental transaction.”  If any holder of ordinary shares is given a choice of consideration to be received in the “fundamental transaction,” then the holders of the Warrants shall be given the same choice upon the exercise of the Warrants following the “fundamental transaction.”

The Warrants will not be listed on any securities exchange.

As of March 31, 2016, other warrants to purchase approximately 2,668,125 ordinary shares were outstanding.

Beneficial Ownership Limitation

No holder may exercise its Warrants to the extent that the exercise would result in the holder and its affiliates beneficially owning 4.99% or more of our ordinary shares, provided that a holder may elect to increase the exercise threshold to 9.99% by providing us with 61 days’ prior notice.  The amount of beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

Plan of Distribution

Pursuant to an engagement letter, dated as of November 29, 2015, between us and H.C. Wainwright & Co., LLC, we have engaged H.C. Wainwright & Co., LLC as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus supplement. H.C. Wainwright & Co., LLC is not purchasing any securities for its own account in this offering, and is not required to arrange the purchase or sale of any additional specific number or dollar amount of the securities.

H.C. Wainwright & Co., LLC has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering. There is no requirement that any minimum number of securities or dollar amount of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.

We have entered into a securities purchase agreement, or purchase agreement, directly with the investors who purchase securities in this offering, and we will only sell to investors who have entered into the purchase agreement. Our obligation to issue and sell securities to the investors is subject to the conditions set forth in the purchase agreement, which may be waived by us in our discretion. An investor’s obligation to purchase our securities is subject to conditions set forth in the purchase agreement as well, which also may be waived. The engagement letter provides that the obligations of H.C. Wainwright & Co., LLC are subject to certain conditions precedent, including, among other things, the receipt of certain opinions, letters and certificates from us or our counsel.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities, informing investors of the closing date as to such securities. We currently anticipate that closing of the sale of securities will take place on or about April 14, 2016. We expect that delivery of the securities will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the securities, which was April 7, 2016 (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Purchasers of securities should be aware that the ability to settle secondary market trades of the securities effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement and should consult their advisor. Investors will also be informed of the date and manner in which they must transmit the purchase price for their securities. On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the securities we sell;
•	we will deliver to each of the investors the ordinary shares in the form of ADSs and Warrants being purchased; and
•	the placement agent will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We have agreed to pay H.C. Wainwright & Co., LLC a cash fee equal to 6% of the gross proceeds from the sale of the securities in this offering. We have also agreed to reimburse H.C. Wainwright & Co., LLC for expenses incurred by it in connection with this offering. Such reimbursement will be limited to the lesser of 0.8% of the aggregate gross offering proceeds and $50,000.

We estimate the total expenses of this offering which will be payable by us, excluding the fees and expenses payable to the placement agent, will be approximately $410,000, which include legal fees, accounting fees, printing costs and various other fees associated with selling the securities in this offering.

We will deliver the ordinary shares in the form of ADSs being issued to the investors electronically upon receipt of purchaser funds for the purchase of the ordinary shares in the form of ADSs offered pursuant to this prospectus supplement.

The following table shows the total commissions we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby.

Per ADS and Warrant	$0.21
Maximum offering total	$689.489.64

We have agreed to indemnify the placement agent against liabilities under the Securities Act and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The engagement letter of H.C. Wainwright & Co., LLC will be included as an exhibit to our current report on Form 6-K to be filed with the SEC in connection with this offering.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Certain Income Tax Considerations

The following generally summarizes the material French and U.S. tax consequences of purchasing, owning and disposing of our ordinary shares (including ordinary shares acquired as a result of the exercise of the warrants) and warrants. The statements set forth below are based on the applicable laws, treaties and administrative interpretations of France and the United States as of the date hereof, all of which are subject to change.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of ordinary shares or warrants. It does not constitute legal or tax advice.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of ordinary shares and warrants in light of their particular circumstances, including especially the laws of all jurisdictions in which they are resident for tax purposes.

French Taxation

Ordinary Shares

The following summary of the French tax consequences of purchasing and disposing of ordinary shares does not address the treatment of ordinary shares that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France, or by a person that owns, directly or indirectly, 5% or more of the stock of the Company.

There are currently no procedures available for holders that are not U.S. residents to claim tax treaty benefits in respect of dividends received on ordinary shares registered in the name of a nominee. Such holders should consult their own tax advisors about the consequences of owning and disposing of ordinary shares.

French law provides for specific rules relating to trusts, in particular specific tax and filing requirements as well as modifications to wealth, estate and gift taxes as they apply to trusts. Given the complex nature of these rules and the fact that their application varies depending on the status of the trust, the grantor, the beneficiary and the assets held in the trust, the following summary does not address the tax treatment of securities held in a trust. If securities are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax adviser regarding the specific tax consequences of acquiring, owning and disposing of Securities.

Taxation of Dividends

Dividends paid by a French corporation, such as EDAP, to non-residents normally are subject to a 30% French withholding tax (inter alia reduced to 21% when non-residents are individuals resident from one of the countries of the European Economic Area and 15% for distributions made to not-for-profit organizations with a head office in a Member State of the European Economic Area which would be subject to the tax regime set forth under article 206-5 of the French General Tax Code if their head office was located in France and which meet the criteria set forth in the administrative guidelines BOI-RPPM-RCM-30-30-10-70-20120912, n°130).

Dividends paid by a French corporation transferred to non-cooperative States or territories (Etat ou territoire non coopératif), within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”), will be subject to French withholding tax at a rate of 75% irrespective of the tax residence of the beneficiary of the dividends, if the dividends are received in such States or territories (subject to certain exceptions and the more favorable provisions of an applicable double tax treaty, provided that the double tax treaty is found to apply and the relevant conditions are fulfilled). The list of Non-Cooperative States is published by ministerial executive order, which is updated on a yearly basis.

However, non-resident holders that are entitled to and comply with the procedures for claiming benefits under an applicable tax treaty may be subject to a reduced rate (generally 15%) of French withholding tax. If a non-resident holder establishes its entitlement to treaty benefits prior to the payment of a dividend, then French tax generally will be withheld at the reduced rate provided under the treaty.

Taxation on Sale or Disposition

Subject to the more favorable provisions of a relevant tax treaty, holders that (i) are not residents of France for tax purposes, (ii) do not hold shares in connection with the conduct of a business or profession in France, (iii) are not established or domiciled in a Non-Cooperative State and (iv) have not held more than 25% of dividend rights (droits aux bénéfices sociaux ) of the Company, directly or indirectly, alone or together with their spouse, ascendants or descendants, at any time during the preceding five years, are not subject to French income tax or capital gains tax on the sale or disposition of shares.

A 0.1% ad valorem registration duty applies to certain transfers of shares in French companies, in particular if the transfer is evidenced by a written agreement (acte) executed either in France or outside France. This duty does not apply to transfers of shares issued by listed French companies, such as EDAP, that are not evidenced by a written agreement.

Pursuant to Article 235 ter ZD of the French General Tax Code, purchases of shares or ADS are subject to a 0.2% French tax on financial transactions provided that EDAP’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year. A list of companies whose market capitalization exceeds 1 billion euros on December 1, 2015, has been published as part of the guidelines issued by the French tax authorities BOI-ANNX-000467-20151221, dated December 21, 2015. EDAP was not included in such list and therefore purchases of EDAP’s securities are not subject to the French tax on financial transactions during 2016.

Estate and Gift Tax

France imposes estate and gift tax on ordinary shares of a French company that are acquired by inheritance or gift. The tax applies without regard to the tax residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978 (as amended by the protocol signed on December 8, 2004), a transfer of shares by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the shares were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

Individuals who are not residents of France for purposes of French taxation are not subject to a wealth tax (Impôt de Solidarité sur la Fortune ) in France as a result of owning an interest in the share capital of a French corporation, provided that such ownership interest is, directly and indirectly, less than 10% of the corporation’s share capital and does not enable the shareholder to exercise influence over the corporation. Double taxation treaties may provide for a more favorable tax treatment.

Warrants

The following summary of the French tax consequences of purchasing, owning and disposing of warrants does not address the treatment of warrants that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of warrants in light of their particular circumstances.

Capital gains

Non-French resident holders of warrants who do not hold the warrants in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of the warrants.

Transfers of warrants will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on warrants of a French company that are acquired through inheritance or by gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of warrants by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the warrants were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax generally does not apply to warrants owned by non-French residents.

Taxation of U.S. Holders

The following is a summary of the material French and U.S. federal income tax consequences of the purchase, ownership and disposition of ordinary shares by a holder that is a resident of the United States for purposes of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, (the “Treaty”), which entered into force on December 30, 1995 (as amended by the protocol described below and any subsequent protocols), and the tax regulations issued by the French tax authorities, and are fully eligible for benefits under the Treaty (a “U.S. holder”).

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. In particular, the summary does not deal with shares that are not held as capital assets, and does not address the tax treatment of holders of ADSs that acquire them in “pre-release” transactions or holders that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, regulated investment companies, persons that elect mark-to-market treatment, persons holding shares as a position in a synthetic security, straddle or conversion transaction, persons that own, directly or indirectly, 5% or more of our voting stock or 5% or more of our outstanding capital and persons whose functional currency is not the U.S. dollar.

This summary does not discuss the treatment of ordinary shares or warrants that are held in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.  The summary is based on laws, treaties, regulatory interpretations and judicial decisions in effect on the date hereof, all of which are subject to change.  Such changes could apply retroactively and could affect the consequences described below. In particular, the United States and France signed a protocol on January 13, 2009, that entered into force on December 23, 2009 and make several significant changes to the Treaty, including changes to the “Limitation of Benefits” provision.  U.S. holders are advised to consult their own tax advisors regarding the effect the protocol may have on their eligibility for Treaty benefits in light of their own particular circumstances.

A holder generally will be entitled to Treaty benefits in respect of ordinary shares if he is concurrently:

•	the beneficial owner of the ordinary shares (and the dividends paid with respect thereto);
•	an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;
•	not also a resident of France for French tax purposes; and
•	not subject to an anti-treaty shopping article that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

If a partnership holds ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  If a U.S. holder is a partner in a partnership that holds shares, the holder is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its shares.

For U.S. federal income tax purposes, a U.S. holder’s ownership of our ADSs will be treated as ownership of our underlying ordinary shares.

Holders should consult their own tax advisors regarding the U.S. tax consequences of the purchase, ownership and disposition of shares in the light of their particular circumstances, including the effect of any state or local laws.

Dividends and Paying Agents

Generally, dividend distributions to non-residents of France are subject to French withholding tax at a 30% rate (reduced to 21% when non-residents are individuals resident in one of the countries of the European Economic Area) or to 75% as from January, 1 2013 if paid towards non-cooperative States or territories, as defined in Article 238-0 A of the French General Tax Code, irrespective of the tax residence of the beneficiary of the dividends if the dividends are received in such States or territories.

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder whose ownership of ordinary shares is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France is reduced to 15% and a U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rate of 15%, if any. For U.S. holders that are not individuals, the requirements for eligibility for Treaty benefits, including the reduced 15% withholding tax rate, contained in the “Limitation on Benefits” provision of the Treaty are complicated, and certain technical changes were made to these requirements by the new protocol.  U.S. holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

French withholding tax will be withheld at the 15% Treaty rate if a U.S. holder has established before the date of payment that the holder is a resident of the United States under the Treaty by following the simplified procedure described below.

The gross amount of dividends that a U.S. holder receives (before the deduction of French withholding tax) generally will be subject to U.S. federal income taxation as ordinary dividend income to the extent paid or deemed paid out of the current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles).  Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. To the extent that an amount received by a U.S. holder exceeds the allocable share of current and accumulated earnings and profits of the Company, such excess will be applied first to reduce such U.S. holder’s tax basis in its shares and then, to the extent it exceeds the U.S. holder’s tax basis, it will constitute capital gain from a deemed sale or exchange of such ordinary shares.  As the Company does not maintain “earnings and profits” computations, holders should assume that all distributions constitute dividends.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual with respect to the ordinary shares are currently subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.”  Dividends paid on the ordinary shares will be treated as qualified dividends if (i) the issuer is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC.  The Treaty has been approved for the purposes of the qualified dividend rules. Based on our audited financial statements and relevant market and shareholder data, we do not believe we were a PFIC for U.S. federal income tax purposes with respect to our 2015 taxable year.   In addition, we do not anticipate becoming a PFIC for the 2016 taxable year (as described under “—Passive Foreign Investment Company Rules” below). Accordingly, dividends paid by us in 2016 to a U.S. holder should constitute “qualified dividends”.

Holders of ordinary shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividends distributed with respect to the shares generally will be treated as dividend income from sources outside of the United States, and generally will be treated as “passive category” (or, in the case of certain U.S. holders, “general category”) income for U.S. foreign tax credit purposes.  Subject to certain limitations, French income tax withheld in connection with any distribution with respect to the shares may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively, such French withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of certain arrangements in which a U.S. holder’s expected economic profit is insubstantial.  U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Dividends paid in euro will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the holder (or, in the case of the ADSs, by the Depositary), regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Capital Gains

Under the Treaty, a U.S. holder will not be subject to French tax on any gain derived from the sale or exchange of shares, unless the gain is effectively connected with a permanent establishment or fixed base maintained by the holder in France.

For U.S. federal income tax purposes, gain or loss realized by a U.S. holder on the sale or other disposition of shares will be capital gain or loss, and will be long-term capital gain or loss if the shares were held for more than one year. The net amount of long-term capital gain recognized by an individual U.S. holder generally is subject to taxation at a maximum rate of 20% currently. U.S. holders’ ability to offset capital losses against ordinary income is limited.

Warrants

Generally, no U.S. federal income tax will be imposed upon the U.S. holder upon exercise of a warrant to acquire our stock.  A U.S. holder’s initial tax basis in a warrant will generally be the U.S. holder’s purchase price for such warrant.  A holder’s tax basis in the shares received upon exercise should generally equal the sum of the adjusted tax basis in the warrant and the exercise price paid; the holding period of the shares should begin on the date of exercise.  If a warrant lapses without exercise, the U.S. holder will generally realize a capital loss equal to its tax basis in such warrant.  If a holder sells or exchanges a warrant, such holder will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and the adjusted tax basis in the warrant sold or exchanged.  Any gain or loss from the sale, exchange or lapse of a warrant should be capital gain or loss and should be long-term capital gain or loss if the warrant was held for more than one year at the time of the sale, exchange or lapse.  Prospective U.S. holders should consult their tax advisors regarding the tax consequences of acquiring, holding and disposing of warrants.

Additional Issues For U.S. Holders

Procedures for Claiming Treaty Benefits

Pursuant to French official guidelines (BOI-INT-DG-20-20-20-20-20120912), U.S. holders can either claim Treaty benefits under a simplified procedure or under the normal procedure. The procedure to be followed depends on whether the application for Treaty benefits is filed before or after the dividend payment.

Under the simplified procedure, in order to benefit from the lower rate of withholding tax applicable under the Treaty before the payment of the dividend, a U.S. holder must complete and deliver to the paying agent (through its account holder) a treaty form (Form 5000), to certify in particular that:

•	the U.S. holder is beneficially entitled to the dividend;
•	the U.S. holder is a U.S. resident within the meaning of the Treaty;
•	the dividend is not derived from a permanent establishment or a fixed base that the U.S. holder has in France; and
•	the dividend received is or will be reported to the tax authorities in the United States.

For partnerships or trusts, claims for Treaty benefits and related attestations are made by the partners, beneficiaries or grantors who also have to supply certain additional documentation.

In order to be eligible for Treaty benefits, pension funds and certain other tax-exempt U.S. holders must comply with the simplified procedure described above, though they may be required to supply additional documentation evidencing their entitlement to those benefits.

If Form 5000 is not filed prior to the dividend payment, a withholding tax will be levied at the 30% rate, and a holder would have to claim a refund for the excess under the normal procedure by filing both Form 5000 and Form 5001 no later than December 31 of the second calendar year following the year in which the dividend is paid.

Pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Copies of Form 5000 and Form 5001 may be downloaded from the French tax authorities’ website (www.impots.gouv.fr) and are also available from the U.S. Internal Revenue Service and from the Centre des Impôts des Non-Résidents in France (10 rue du Centre 93160, Noisy-le-Grand).

Medicare Tax on “Net Investment Income”

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on their “net investment income,” which may include net income or gain with respect to the ordinary shares and the warrants, if their modified adjusted gross income for U.S. federal income tax purposes  exceeds $200,000 for an unmarried individual or $250,000 for a married taxpayer filing a joint return.  Regulations issued by the U.S. Treasury make clear that “net investment income” for this purpose includes dividends, gains and other items that do not relate to a non-financial trade or business.  U.S. holders should consult their advisors with respect to the consequences of the 3.8% Medicare tax for the ownership and dispostion of the ordinary shares and warrants.

Passive Foreign Investment Company Rules

Unfavorable U.S. tax rules, or the PFIC rules, apply to companies that are considered PFICs. The Company will be classified as a PFIC in a particular taxable year if either (a) 75% or more of its gross income is treated as passive income for purposes of the PFIC rules; or (b) the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

As explained above, the Company believes that it was not a PFIC for U.S. tax purposes with respect to the year 2015, and also does not anticipate becoming a PFIC with respect to the year 2016. However, as discussed in Forms 20-F filed by the Company with respect to certain prior years the Company believes that it was a PFIC in the past. Moreover, because the PFIC determination is made annually and is dependent upon a number of factors, some of which are beyond the Company’s control (including whether the Company continues to earn substantial amounts of operating income as well as the market composition and value of the Company’s assets), there can be no assurance that the Company will not become a PFIC in future years.

U.S. holders that held shares at any time during the years when the Company was a PFIC and did not make certain U.S. tax elections (a “mark-to-market election” or a “QEF election”) will be subject to adverse tax treatment.  For instance, such holders will be subject to a special tax at ordinary income tax rates on certain dividends that the Company pays and on gains realized on the sale of shares (“excess distributions”) in all subsequent years, even though the Company ceased to qualify as a PFIC. The amount of this tax will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions had been earned ratably over the period the U.S. holder held its shares.  It may be possible, in certain circumstances, for a holder to avoid the application of the PFIC rules by making a “deemed sale” election for its taxable year that includes the last day of the Company’s last taxable year during which it qualified as a PFIC.  The PFIC rules are extremely complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to their shares.

French Estate and Gift Tax

Under the estate and gift tax convention between the United States and France dated 24 November 1978 (as amended by the protocol signed on 8 December 2004), a transfer of shares by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer, and shares were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

French Wealth Tax

The French wealth tax does not generally apply to shares of a U.S. holder if the holder is a resident of the United States for purposes of the Treaty and does not own directly or indirectly a shareholding exceeding 10% of the share capital of EDAP and that shareholding does not enable the shareholder to exercise influence over the corporation.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non- U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Information with Respect to Foreign Financial Assets

In addition, U.S. holders that are individuals (and, to the extent provided in future regulations, entities) are subject to reporting obligations with respect to the shares, securities, debt instruments and other obligations of a French corporation if the aggregate value of such assets and certain other “specified foreign financial assets” exceeds $50,000.  Significant penalties can apply if a U.S. holder fails to disclose its specified foreign financial assets.

U.S. holders should consider their possible obligation to file online a FinCEN form 114—Foreign Bank and Financial Accounts Report as a result of holding the shares.  The application of these reporting requirements is not entirely clear, and U.S. holders may have additional reporting requirements.  U.S. holders are urged to consult their tax advisors regarding these and any other reporting requirements that may apply with respect to their shares.

The discussion above is a general summary. It does not cover all tax matters that may be important to you. Prospective investors should consult their tax advisors regarding the application of the U.S. federal tax rules to their particular circumstances, as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the ordinary shares or warrants.

Legal Matters

The validity of the ordinary shares will be passed upon by Jones Day, Paris, France and certain legal matters under U.S. law will be passed upon for us by Jones Day, Paris, France. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for H.C. Wainwright & Co., LLC in connection with this offering.

Experts

The consolidated financial statements for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 of EDAP TMS S.A. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the SEC. However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our ordinary shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, USA. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement incorporates by reference the following documents that we previously have filed with the SEC and any additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering covered by this prospectus supplement, except to the extent that any information contained in such filings are deemed “furnished” in accordance with SEC rules:

•	Our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 4, 2016 (SEC File No. 000-29374).

You may request a copy of the documents incorporated by reference herein at no cost to you by writing or telephoning us at our principal executive offices, located at 4, rue du Dauphine, Parc d’Activites la Poudrette-Lamartine, 69120 Vaulx-en-Velin, France, +33 (0) 4 7215 3150, attention: Blandine Confort.

Information in this prospectus supplement and the accompanying prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus supplement and the accompanying prospectus. Other information in this prospectus supplement and the accompanying prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website, http://www.edap-tms.com, which is not intended to be an active link. Such information is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the relevant documents.

The information in this prospectus is not complete and may be changed.  We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 22, 2014

PROSPECTUS

EDAP TMS S.A.

US$ 50,000,000
ORDINARY SHARES
PREFERRED SHARES
WARRANTS

EDAP TMS S.A.

From time to time, we may offer up to $50,000,000 of the securities described in this prospectus, either individually or in any combination.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.  The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.  You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our ordinary shares, in the form of American Depositary Shares, or ADSs, are listed on the NASDAQ Global Market under the symbol “EDAP”.  On April 21, 2014, the last reported sale price for our ADSs on the NASDAQ Global Market was $3.25 per share.  As of April 21, 2014, the aggregate market value of our voting and non-voting common equity held by non-affiliates was approximately $70,669,778, based on an aggregate of 21,789,670 Ordinary Shares outstanding, of which 21,744,547 Ordinary Shares were held by non-affiliates, and a per share price of $3.25, the closing sale price on the NASDAQ Global Market on the same date. As of the date hereof, the aggregate market value of securities sold by us during the past twelve months pursuant to General Instruction I.B.5 of Form F-3 was $17,460,000.

The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement. There is currently no market through which preferred shares or warrants may be sold and purchasers may not be able to resell preferred shares or warrants purchased under this prospectus.  This may affect the pricing of any preferred shares or warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the preferred shares or warrants and the extent of issuer regulation.  See the “Risk Factors” section of the applicable prospectus supplement.

We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.  If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement or applicable free writing prospectus.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement or applicable free writing prospectus.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 3 and the supplemental risk factors contained in any prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider in evaluating such investment.

Owning our securities may subject you to tax consequences both in France and in the United States.  This prospectus and any applicable prospectus supplement may not describe these tax consequences fully.  You should read the tax discussion in this prospectus and any applicable prospectus supplement.  In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States.  See “Enforcement of Civil Liabilities.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated             , 2014

i

ABOUT THIS PROSPECTUS

This prospectus relates to the sale of up to US$50,000,000 of our ordinary shares, either in the form of ordinary shares or ADSs, preferred shares or warrants, either individually or in any combination.

We may add, update or change in a prospectus supplement or applicable free writing prospectus any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement or applicable free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified, supplemental or superseded by those made in a prospectus supplement.

You should carefully read this prospectus, any prospectus supplement and any applicable free writing prospectus, together with additional information described under the heading “Where You Can Find More Information About Us,” “Documents Incorporated By Reference” and “Risk Factors” before you invest in our securities.

Unless the context otherwise requires, references herein to “we,” “us,” “our” or “group” are to EDAP TMS S.A. and its consolidated subsidiaries and references herein to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A.

In this prospectus, references to ‘‘euro’’ or ‘‘€’’ are to the legal currency of the countries of the European Monetary Union, including the Republic of France, and references to ‘‘dollars,’’ ‘‘U.S. dollars’’ or ‘‘$’’ are to the legal currency of the United States of America.

EDAP TMS

Our Company

We develop and market the Ablatherm device, an advanced choice for HIFU treatment of localized prostate cancer. HIFU treatment is shown to be a minimally invasive and effective treatment option for localized prostate cancer with a low occurrence of side effects. Ablatherm is generally recommended for patients with localized prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option. It is also used for patients who failed a radiotherapy treatment. In addition, we are developing HIFU technology for the treatment of certain other types of tumors. In March 2013, we introduced a new robot assisted HIFU device dedicated to the focal treatment of prostate cancer, the “Focal One”, which received CE marking in June 2013. We also produce and commercialize medical equipment for treatment of urinary tract stones using ESWL.

Our principal executive offices are located at Parc d’Activites la Poudrette- Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50.

Recent Developments

On April 21, 2014, EDAP announced that the French Ministry of Health has approved the eligibility of prostate cancer treatment procedures using High Intensity Focused Ultrasound (“HIFU”) for reimbursement through the French national healthcare system. This reimbursement is part of the Ministry of Health's program to further support innovation and breakthrough therapies and to accelerate the reimbursement process for patients for therapies selected based on results of clinical trials and information in data registries.

RISK FACTORS

An investment in our securities involves a high degree of risk.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference into the prospectus supplement or appearing or incorporated by reference into this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under Item 3, “Risk Factors,” in our Annual Report on Form 20-F for the year ended December 31, 2013 which are incorporated herein by reference.  These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or the SEC, in the future which will be incorporated by reference.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the SEC.  However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our ordinary shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.  The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, USA.  The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus.  We incorporate by reference into this prospectus the documents listed below:

•	Our annual report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 3, 2014 (SEC File No. 000-29374)

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You may request a copy of the documents incorporated by reference herein at no cost to you by writing or telephoning us at our principal executive offices, located at 4, rue du Dauphine, Parc d’Activites la Poudrette-Lamartine, 69120 Vaulx-en-Velin, France, +33 (0) 4 7215 3150, attention: Blandine Confort.

Information in this prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus.  Other information in this prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website at http://www.edap-tms.com, which is not intended to be an active link.  Such information is not incorporated by reference into this prospectus.

We are responsible for the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not authorized any other person to provide you any other information, and we take no responsibility for any other information that others may give you.  You should not assume that the information in this prospectus, any prospectus supplement or any applicable free writing prospectus is accurate as of any date other than the date on the front of the relevant documents.  Our business, financial condition, results of operations and prospects may have changed since such date.

FORWARD−LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference into this prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: ‘‘believe,’’ ‘‘plan,’’ ‘‘intend,’’ “should,”  ‘‘estimate,’’ ‘‘expect’’ and ‘‘anticipate’’ or similar expressions, which reflect our views about future events and financial performance. Forward-looking statements involve inherent known and unknown risks and uncertainties including matters not yet known to us or not currently considered material by us.

Actual events or results may differ materially from those expressed or implied in such forward-looking statements as a result of various factors that may be beyond our control. Factors that could affect future results or cause actual events or results to differ materially from those expressed or implied in forward-looking statements include, but are not limited to:

•	the success of our HIFU technology;

•	the clinical and regulatory status of our HIFU devices;

•	the uncertainty of market acceptance for our HIFU devices;

•	the uncertainty in the U.S. FDA approval process and changes in FDA recommendations and guidance;

•	effects of intense competition in the markets in which we operate;

•	the uncertainty of reimbursement status of procedures performed with our products;

•	the market potential for our Sonolith i-move and our Focal One devices;

•	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;

•	dependence on our strategic suppliers;

•	any event or other occurrence that would interrupt operations at our primary production facility;

•	reliance on patents, licenses and key proprietary technologies;

•	product liability risk;

•	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen;

•	fluctuations in results of operations due to the seasonal nature of demand for medical devices;

•	risks associated to the current uncertain worldwide economic and financial environment; and

•	risks associated with the warrants that were issued in March 2012 and May 2013.

Readers should also consider the information contained in “Risk Factors” and Item 5, “Operating and Financial Review and Prospects,” of our Annual Report on Form 20-F for the year ended December 31, 2013 incorporated by reference into this prospectus, as well as the information contained in our periodic filings and submissions with the SEC (including our reports on Form 6-K).

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement and in any free writing prospectuses in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for operating costs, capital expenditures and for general corporate purposes, including working capital.  We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

CURRENCY AND EXCHANGE RATES

The following table sets forth, for each of the years indicated, the high, low, average and period-end rates expressed in euro per $1.00. The rate is derived from the exchange rate as set forth in the H.10 statistical releases of the Federal Reserve Board.

	Year Ended December 31,
	2009	2010	2011	2012	2013
High	0.80	0.82	0.77	0.83	0.78
Low	0.66	0.69	0.67	0.74	0.72
Rate at end of period	0.70	0.75	0.77	0.76	0.73
Average rate per period	0.72	0.75	0.72	0.78	0.75

	October 2013	November 2013	December 2013	January 2014	February 2014	March 2014
High	0.74	0.75	0.74	0.74	0.74	0.73
Low	0.72	0.74	0.72	0.73	0.73	0.72
Rate at end of period	0.74	0.74	0.73	0.74	0.72	0.73
Average rate per period	0.73	0.74	0.73	0.73	0.73	0.72

On April 18, 2014, the exchange rate for one US dollar expressed in euros based upon the exchange rate as set forth in the H.10 statistical release was $1.00 = €0.72.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited consolidated short-term debt and capitalization as of December 31, 2013, in accordance with U.S. GAAP.

Except as disclosed below, there have been no material changes to our consolidated capitalization since December 31, 2013.  This table should be read in conjunction with our financial statements, which are incorporated by reference into this prospectus.

	December 31, 2013
	€	$(1)
	Actual
	(in thousands)

Current portion of capital lease obligations	184	254
Capital lease obligations, non current	378	521
Short-term borrowings	2,208	3,043
Financial instrument carried at fair value	3,439	4,739
Long-term debt net of current portion of long-term debt	239	329
Shareholders’ equity:
Share capital	2,882	3,971
Additional paid-in capital	51,385	70,809
Retained earnings, including cumulative foreign translation adjustment	(40,590)	(55,933)
Cumulative other comprehensive income	(3,221)	(4,439)
Treasury stock	(1,172)	(1,615)
Total shareholders’ equity	9,284	12,793
Total capitalization	26,874	37,032

(1)           Dollar amounts have been translated solely for the convenience of the reader at an exchange rate of €1 = $1.3780.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to combined fixed charges and preferred share dividends (1)	—	—	—	—	—
_______________________________________

(1)
Earnings were not sufficient to cover combined fixed charges and preferred share dividends for each of the periods indicated. Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 were insufficient to cover fixed charges, and fixed charges and preferred share dividends, by € (4,886), € (7,358), € (543), € (11,778) and € (7,694) (in thousands), respectively. For this reason, no ratios are provided for these periods.

THE SECURITIES WE MAY OFFER

We may offer our ordinary shares, either in the form of shares or ADSs, preferred shares or warrants to purchase ordinary or preferred shares, either in the form of shares or ADSs, either individually or in any combination, with a total value of up to $50,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities, we will provide a prospectus supplement (which may be supplemented by free writing prospectuses) that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference.  However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus forms a part.

We may sell the securities directly to or through underwriters, dealers or agents.  We and our underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities.  If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

DESCRIPTION OF SHARE CAPITAL

Issued capital

Share capital structure

Information on our share capital is provided in “Item 10.—Additional Information” in our Annual Report on Form 20-F for the year ended December 31, 2013, incorporated by reference into this prospectus.

Number of shares issued

As of April 21 , 2014, our share capital consisted of 22,171,198 issued ordinary shares, fully paid, and with a par value of €0.13 each, 21,789,671 of which were outstanding.  We have no preferred shares outstanding.

Our ordinary shares have not been pledged as collateral in any way.

Capital authorized and not issued

The Shareholders’ Meeting of EDAP TMS S.A. held on June 17, 2013, or the 2013 Shareholders’ Meeting, authorized the Board of Directors to increase the share capital of EDAP TMS S.A, through the issuance of shares or other securities, for a maximum total nominal amount of 1,300,000 euros, corresponding to 10,000,000 new ordinary shares.

Additional information on the current authorizations granted by the 2013 Shareholders’ Meeting to the Board of Directors in respect of capital increases is provided in the Report of the Board of Directors to the Ordinary and Extraordinary General Meeting of June 17, 2013 and the Draft Resolutions to be submitted to the Ordinary and Extraordinary General Meeting of June 17, 2013 on Form 6-K filed on May 29, 2013 with the SEC.

The Company’s bylaws contemplate the issuance of preferred shares but they do not currently specify specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the Extraordinary General Meeting convened for such purpose.

The following table shows all the current authorizations granted by the 2013 Shareholders’ Meeting to the Board of Directors in respect of capital increases, and the usage made of these powers through April 21, 2014.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation since June 17, 2013	Balance
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with preferential subscription rights for shareholders;	26 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with cancellation of shareholders’ preferential subscription rights, by means of a public offering	26 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of a first category of persons who meet certain specified characteristics	18 months	1,300,000	No	N/A
Delegation of authority to the Board of Directors to increase the share capital, by issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of a second category of persons who meet certain specified characteristics	18 months	1,300,000	No	N/A

In addition, the Extraordinary Shareholders Meeting held on December 19, 2012 authorized  the Board of Directors to increase the share capital of EDAP TMS S.A, through the grant of stock options to subscribe new ordinary shares for a maximum total nominal amount of 65,000 euros, corresponding to 500,000 new ordinary shares.

Additional information on such authorization granted by the Shareholders Meeting to the Board of Directors is provided in the Report of the Board of Directors to the Extraordinary Shareholders Meeting of December 19, 2012 and the Draft Resolutions to be submitted to the Extraordinary Shareholders Meeting of December 19, 2012 on Form 6-K filed on November 30, 2012 with the SEC.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation since December 19, 2012	Balance
Authorization to the Board of Directors to issue options to subscribe for shares of the Company pursuant to the provisions of articles L.225-177 et seq of the French Commercial Code	38 months	65,000	Yes	-

Reconciliation of the number of ordinary shares outstanding on the opening date of fiscal year 2013 and on April 21, 2014:

Number of ordinary shares as of the opening date of the fiscal year 2013	18,753,757
Issuance of shares upon exercise of warrants on January 18, 2013	408,691
Issuance of shares upon exercise of warrants on February 27, 2013	8,750
Issuance of shares upon May 28, 2013 transaction	3,000,000
Number of ordinary shares as of April 21, 2014	22,171,198

Treasury shares held by the issuer

As of April 21, 2014, the 381,528 shares of treasury stock consisted of (i) 190,238 ordinary shares acquired between August and December 1998 for €649 thousand, and (ii) 191,290 ordinary shares acquired in June and July 2001 for €523 thousand. All 381,528 shares of treasury stock have been acquired to cover outstanding stock options.

Information concerning the terms governing any right of acquisition and/or any obligation attached to the capital subscribed, but not issued, or any undertaking to increase the capital

None

Information on the capital of any member of the Group subject to an option or a conditional or unconditional agreement to place it under option

None

Description of preferred shares

The particular terms of each issue or series of preferred shares will be described in the related prospectus supplement.  This description will include, where applicable, a description of:

•	the title and nominal value of the preferred shares;

•	the number of preferred shares we are offering;

•	the liquidation preference per share;

•	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

•	whether preferential subscription rights will be issued to existing shareholders;

•	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends, provided that certain conditions of French law, which are described below, are met;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

•	the procedures for any auction and remarketing, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred shares on any securities exchange or market;

•
whether the preferred shares will be convertible into our ordinary shares (including in the form of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into ordinary shares (including in the form of ADSs), if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred shares;

•	preemption rights, if any;

•	other restrictions on transfer, sale or assignment, if any;

•	whether interests in the preferred shares will be represented by American Depositary preferred shares;

•	a discussion of any material or special U.S. federal and French income tax considerations applicable to the preferred shares;

•
any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the Board of Directors; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Prior to issuing preferred shares, we must convene an extraordinary shareholders meeting at which shareholders would determine the terms and conditions of the preferred shares, decide the issuance of the preferred shares or delegate authority to the Board of Directors to decide the issuance and vote to modify the by-laws in order to include the characteristics and particular rights of the preferred shares.

The extraordinary general meeting would also decide the maximum aggregate amount of share capital increases which we may carry out by issuing preferred shares, which may not exceed a specified amount of gross issue proceeds to be determined.

Under French law, any payment of dividends to the holders of preferred shares is subject to the following: (i) our net earnings (“bénéfice distribuable”) must be sufficient and available for distribution as indicated in the certified parent company financial statements, and (ii) the vote by the annual shareholders meeting of a resolution approving such distribution of dividends to the holders of preferred shares.

When we issue preferred shares under this prospectus, the shares will be fully paid and non assessable and, to the extent permitted under French law, will not have, or be subject to, any preemptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation.  The issuance could have the effect of decreasing the market price of our ADSs.  The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

History of the share capital

The table below shows the evolution of EDAP TMS S.A. share capital over the last three fiscal years through April 21, 2014.

Date	Operation	Number of shares issued	Par value (0.13€ nominal value / share issued)	Premium (in €)	Value of share increase capital (in €)	Cumulative number of shares outstanding
Jan 1, 2011	Issuance of Q4 2010 interest shares on 9% Convertible Bonds	73,377	9,539.01	244,007.57	253,546.58	13,081,778
Apr 1, 2011	Issuance of Q1 2011 interest shares on 9% Convertible Bonds	66,643	8,663.59	157,623.01	166,286.60	13,148,421
Jul 1, 2011	Issuance of Q2 2011 interest shares on 9% Convertible Bonds	78,622	10,220.86	153,230.50	163,451.36	13,227,043
Oct 1, 2011	Issuance of Q3 2011 interest shares on 9% Convertible Bonds	117,961	15,334.93	159,619.15	174,954.08	13,345,004
Jan 1, 2012	Issuance of Q4 2011 interest shares on 9% Convertible Bonds	150,898	19,616.74	162,967.62	182,584.36	13,495,902
Jan 25, 2012	Issuance as a result of Exchange	1,948,871	253,353.23	3,613,038.02	3,866,391.25	15,444,773
Mar 28, 2012	Issuance of shares as a result of a fund raise	2,812,500	365,625.00	3,848,173.79	4,213,798.79	18,257,273
Oct 1, 2012	Issuance of Q3 2012 9% converts interest shares	114,956	14,944.28	124,265.41	139,209.69	18,372,229
Jan 18, 2013	Issuance of shares upon warrant exercise	408,691	53,129.83		53,129.83	18,780,920
Feb 27, 2013	Issuance of shares upon warrant exercise	8,750	1,137.50	17,262.42	18,399.92	18,789,670
May 28, 2013	Issuance of shares as a result of a fund raise	3,000,000	390,000.00	8,879,988.41	9,269,988.41	21,789,670

Warrants

Information on our outstanding warrants as of December 31, 2013 is provided in “Item 10.– Additional Information”, “Item 5. – Critical Accounting Policies––Debentures and Warrants” and in the “Risk Factors” section in our Annual Report on Form 20-F for the year ended December 31, 2013 incorporated by reference into this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Our ordinary shares are traded on the NASDAQ Global Market of the NASDAQ Stock Market, Inc. in the form of ADSs delivered by The Bank of New York Mellon pursuant to the depositary agreement dated as of July 31, 1997, as amended and restated as of April 7, 2008, among our company, The Bank of New York Mellon, as depositary, and all owners and beneficial owners from time to time of ADSs issued.  Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon conversion of preferred shares or exercise of warrants, will be delivered in the form of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs.  Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of CACEIS, as custodian for the depositary.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.  The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly or indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  French law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR.  Directions on how to obtain copies of those documents are provided under “Where you can find more information about us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank.  See Item 10, “Additional Information—Memorandum and Articles of Association—Form and Holding of Shares (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference into this prospectus.  Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs prior to the receipt of shares, referred to as a “Pre-Release”.  The depositary may deliver shares upon the surrender of ADSs which have been Pre-Released, whether or not such surrender is prior to the termination of such Pre-Release or the depositary knows that such ADS has been Pre-Released.  The depositary may receive ADSs in lieu of our shares in satisfaction of a Pre-Release.  Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADSs or shares are to be delivered, or the Pre-Releasee, that the Pre-Releasee, or its customer, (i) owns the shares or ADSs to be remitted, as the case may be, (ii) transfers all beneficial right, title and interest in such shares or ADSs as the case may be, to the depositary in its capacity as such and for the benefit of the beneficial owners, and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary disposing of such shares or ADSs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary determines, in good faith, will provide similar liquidity and security, (c) terminable by the depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate.  The number of our shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the shares deposited under the deposit agreement, but the depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change such limit for purposes of general application.  The depositary will also set dollar limits with respect to Pre-Release transactions to be entered into with any particular Pre-Releasee on a case-by-case basis as the depositary deems appropriate. For purposes of enabling the depositary to fulfill its obligations to the owners of ADSs under the deposit agreement, the collateral referred to in clause (b) above will be held by the depositary as security for the performance of the Pre-Releasee’s obligations to the depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver shares or ADSs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the deposit agreement).  Neither we nor the custodian will incur any liability to the owners or beneficial owners of ADSs as a result of certain aspects of Pre-Releases.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including Euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the Depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise.  The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary. See “Taxation of U.S. Investors—Dividends and Paying Agent” below.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

In certain circumstances, the depositary has agreed to use its reasonable efforts to enable U.S. resident beneficial owners of ADRs to comply with certain procedures that may be required by the French Treasury for purposes of obtaining treaty benefits in respect of dividends or other distributions of the Company. See Item 10, “Additional Information—Taxation of U.S. Investors—Procedures for Claiming Treaty Benefits” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference into this prospectus. For a description of certain material French tax consequences of purchasing, owning and disposing of ADSs, see “Taxation-French Taxation” and “Taxation—Taxation of U.S. Investors” below.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary.  The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act.  In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. Each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.  See Item 3, “Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available to U.S. persons” in our Annual Report on Form 20-F for the year ended December 31, 2013.

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner.  As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will deliver an ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act.  Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution.  If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement.  If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefore) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence.  In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the Shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners. Upon receipt by the depositary of notice of any meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement (which will normally be approximately five days before such meeting) will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card, or the Receipt Date. The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares.  For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. If no voting instruction card is received by the depositary from an owner with respect to any of the shares represented by such owner’s ADSs on or before the receipt date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association.  There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADSs.  However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs.  Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.  In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination.  The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement.  If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement).  At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds.  After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary.  The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the owner of the ADS or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.  The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement.  Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities.  See “— Voting of Deposited Securities” with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

General

Neither the depositary nor we, or our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books at its Corporate Trust Office in The City of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary.  In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

Warrants may be offered separately or together with ordinary shares or preferred shares.  Each series of warrants will be issued under a separate warrant agreement or indenture to be entered into between us and one or more purchasers of such warrants or with banks or trust companies acting as warrant agent.  The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent, if any, will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement.  If warrants for the purchase of ordinary or preferred shares are offered, the description will include, where applicable:

•	the designation and aggregate number of warrants offered;

•	the price at which the warrants will be offered;

•	the currency or currency unit in which the warrants are denominated;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•
the number of ordinary or preferred shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of ordinary shares or preferred shares may be purchased upon exercise of each warrant;

•	the date or dates, if any, on or after which the warrants and the related ordinary or preferred shares will be transferable separately;

•	the minimum or maximum amount, if any, of warrants that may be exercised at any one time;

•	whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other terms, conditions and rights (or limitations on such rights) of the warrants.

We reserve the right to set forth in a prospectus supplement or applicable free writing prospectus specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement or applicable free writing prospectus differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded or supplemented by the description of such differing terms set forth in such prospectus supplement or applicable free writing prospectus with respect to such warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers (including our affiliates and stockholders), through a specific bidding or auction process, a rights offering, or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the NASDAQ Global Market or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable.  In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of ordinary shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our ordinary shares by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our ordinary shares to engage in market-making activities with respect to our ordinary shares. These restrictions may affect the marketability of our ordinary shares and the ability of any person or entity to engage in market-making activities with respect to our ordinary shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

EXPENSES

The following are the estimated expenses to be incurred in connection with the distribution of the securities registered under this registration statement, which will be paid by us.  All amounts shown are estimates except the SEC registration fee.

Legal fees and expenses		*
Accounting fees and expenses		*
ADR conversion fees		*
SEC registration fee	US$	6,440
Miscellaneous		*

Total	US$	*

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of the Republic of France. The majority of our directors and executive officers reside in the Republic of France. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law No. 80-538 of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. Each of the foregoing statements also applies to our auditors.

CERTAIN INCOME TAX CONSIDERATIONS

French Taxation

Shares
The following generally summarizes the material French tax consequences of purchasing, owning and disposing of shares (including ordinary shares, ADSs, preferred shares, or shares acquired as a result of the exercise of the warrants). The statements relating to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any future changes in applicable laws and tax treaties.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of shares.

It does not constitute legal or tax advice. The following summary does not address the treatment of shares that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France, or by a person that owns, directly or indirectly, 5% or more of the stock of the Company. Moreover, the following discussion of the tax treatment of dividends only deals with distributions made on or after January 1, 2014.

There are currently no procedures available for holders that are not U.S. residents to claim tax treaty benefits in respect of dividends received on shares registered in the name of a nominee. Such holders should consult their own tax advisor about the consequences of owning and disposing of shares.

French law provides for specific rules relating to trusts, in particular specific tax and filing requirements as well as modifications to wealth, estate and gift taxes as they apply to trusts. Given the complex nature of these new rules and the fact that their application varies depending on the status of the trust, the grantor, the beneficiary and the assets held in the trust, the following summary does not address the tax treatment of Securities held in a trust. If Securities are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax adviser regarding the specific tax consequences of acquiring, owning and disposing of Securities.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares in light of their particular circumstances.

Taxation of Dividends on Shares - Withholding Tax

Dividends paid by a French corporation, such as EDAP, to non-residents normally are subject to a 30% French withholding tax (reduced to 21% since January 1, 2012 when non-residents are individuals resident from one of the countries of the European Economic Area and 15% for distributions made to not-for-profit organizations with a head office in a Member State of the European Economic Area which would be subject to the tax regime set forth under article 206-5 of the French General Tax Code if their head office was located in France and which meet the criteria set forth in the administrative guidelines BOI-RPPM-RCM-30-30-10-70-20120912, n°130).

From January 1, 2012, dividends paid by a French corporation transferred to non-cooperative States or territories (Etat ou territoire non coopératif), within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”), will be subject to French withholding tax at a rate of 75% irrespective of the tax residence of the beneficiary of the dividends,  if the dividends are received in such States or territories (subject to certain exceptions and the more favorable provisions of an applicable double tax treaty, provided that the double tax treaty is found to apply and the relevant conditions are fulfilled).  The list of Non-Cooperative States is published by ministerial executive order, which is updated on a yearly basis.

However, non-resident holders that are entitled to and comply with the procedures for claiming benefits under an applicable tax treaty may be subject to a reduced rate (generally 15%) of French withholding tax. If a non-resident holder establishes its entitlement to treaty benefits prior to the payment of a dividend, then French tax generally will be withheld at the reduced rate provided under the treaty.

Taxation on Sale or Disposition of Shares

Subject to the more favorable provisions of a relevant tax treaty, holders that (i) are not residents of France for tax purposes, (ii) do not hold shares in connection with the conduct of a business or profession in France, (iii) are not established or domiciled in a Non-Cooperative State and (iv) have not held more than 25% of dividend rights (droits aux bénéfices sociaux ) of the Company, directly or indirectly, alone or together with their spouse, ascendants or descendants, at any time during the preceding five years, are not subject to French income tax or capital gains tax on the sale or disposition of shares.

A 0.1% ad valorem registration duty  applies to certain transfers of shares in French companies, in particular if the transfer is evidenced by a written agreement (acte) executed either in France or outside France. This duty does not apply to transfers of shares issued by listed French companies, such as EDAP, that are not evidenced by a written agreement.

Pursuant to Article 235 ter ZD of the French General Tax Code, purchases of shares or ADS are subject to a 0.2% French tax on financial transactions provided that EDAP’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year. A list of companies whose market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year is published by the French state. Pursuant to a ministerial regulation (arrêté) dated December 27, 2013, EDAP is not included in such list as a company whose market capitalization exceeds 1 billion euros as of December 1, 2013 and therefore, purchases of EDAP’s Securities are not subject to such tax.

Estate and Gift Tax

France imposes estate and gift tax on shares or ADSs of a French company that are acquired by inheritance or gift. The tax applies without regard to the tax residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978 (as amended by the protocol signed on December 8, 2004), a transfer of shares by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the shares were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

Individuals who are not residents of France for purposes of French taxation are not subject to a wealth tax (Impôt de Solidarité sur la Fortune ) in France as a result of owning an interest in the share capital of a French corporation, provided that such ownership interest is, directly and indirectly, less than 10% of the corporation’s share capital and does not enable the shareholder to exercise influence over the corporation. Double taxation treaties may provide for a more favorable tax treatment.

Warrants

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the warrants described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of warrants. It does not constitute legal or tax advice.

The following summary does not address the treatment of warrants that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or  in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of warrants in light of their particular circumstances.

Capital gains

Non-French resident holders of warrants who do not hold the warrants  in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of the warrants.

Transfers of warrants made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on warrants of a French company that are acquired through inheritance or by gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978  (as amended by the protocol signed on December 8, 2004), a transfer of warrants by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the warrants were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax generally does not apply to warrants owned by non-French residents.

Taxation of U.S. Investors

Shares

The following is a summary of the material French and U.S. federal income tax consequences of the purchase, ownership and disposition of shares (including ordinary shares, ADSs, preferred shares, or shares acquired as a result of the exercise of the warrants) by a holder that is a resident of the United States for purposes of the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, or the Treaty, which entered into force on December 30, 1995 (as amended by the protocol described below and any subsequent protocols), and the tax regulations issued by the French tax authorities, and are fully eligible for benefits under the Treaty (a ‘‘U.S. holder’’).

In particular, the United States and France signed a protocol on January 13, 2009, that entered into force on December 23, 2009 and make several significant changes to the Treaty, including changes to the “Limitation of Benefits” provision. US holders are advised to consult their own tax advisors regarding the effect the protocol may have on their eligibility for Treaty benefits in light of their own particular circumstances.

A holder generally will be entitled to Treaty benefits in respect of Shares if he is concurrently:

•	the beneficial owner of the shares (and the dividends paid with respect thereto);

•
an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;

•	not also a resident of France for French tax purposes; and

•	not subject to an anti-treaty shopping article that applies in limited circumstances

Special rules apply to pension funds and certain other tax-exempt investors.

If a partnership holds shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If a U.S. Holder is a partner in a partnership that holds shares, the holder is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its shares.

For U.S. federal income tax purposes, a U.S. holder’s ownership of our ADSs will be treated as ownership of our underlying shares.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. In particular, the summary does not deal with shares that are not held as capital assets, and does not address the tax treatment of holders of ADSs that acquire them in “pre-release” transactions or holders that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, regulated investment companies, persons that elect mark-to-market treatment, persons holding shares as a position in a synthetic security, straddle or conversion transaction, persons that own, directly or indirectly, 5% or more of our voting stock or 5% or more of our outstanding capital and persons whose functional currency is not the U.S. dollar.

This summary does not discuss the treatment of shares that are held in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France. The summary is based on laws, treaties, regulatory interpretations and judicial decisions in effect on the date hereof, all of which are subject to change. Such changes could apply retroactively and could affect the consequences described below.

Holders should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares in the light of their particular circumstances, including the effect of any state, local, or other national laws.

Dividends and Paying Agents

Generally, dividend distributions to non-residents of France are subject to French withholding tax at a 25% rate (reduced to 19% since January 1, 2011 when non-residents are individuals resident from one of the countries of the European Economic Area, except Liechtenstein) or to 50% as from March 1, 2010 if paid towards non-cooperative States or territories, as defined in Article 238-0 A of the French General Tax Code, irrespective of the tax residence of the beneficiary of the dividends if the dividends are received in such States or territories.

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder whose ownership of shares is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France is reduced to 15% and a U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rate of 15%, if any. For U.S. holders that are not individuals, the requirements for eligibility for Treaty benefits, including the reduced 15% withholding tax rate, contained in the “Limitation on Benefits” provision of the Treaty are complicated, and certain technical changes were made to these requirements by the new protocol. U.S. holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

French withholding tax will be withheld at the 15% Treaty rate if a U.S. holder has established before the date of payment that the holder is a resident of the United States under the Treaty by following the simplified procedure described below .

The gross amount of dividends that a U.S. holder receives (before the deduction of French withholding tax) generally will be subject to U.S. federal income taxation as ordinary dividend income to the extent paid or deemed paid out of the current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles). Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. To the extent that an amount received by a U.S. holder exceeds the allocable share of current and accumulated earnings and profits of the Company, such excess will be applied first to reduce such U.S. holder’s tax basis in its shares and then, to the extent it exceeds the U.S. holder’s tax basis, it will constitute capital gain from a deemed sale or exchange of such shares.  As the Company does not maintain “earnings and profits” computations, holders should assume that all distributions constitute dividends.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual with respect to the shares will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.”  Dividends paid on the shares will be treated as qualified dividends if (i) the issuer is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC. The Treaty has been approved for the purposes of the qualified dividend rules.  Based on the Company’s audited financial statements and relevant market and shareholder data, we believe that the Company was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2013 taxable year.  In addition, based on the Company’s audited financial statements and our current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, we do not anticipate it becoming a PFIC for the 2014 taxable year (as described under “—Passive Foreign Investment Company Rules” below). Accordingly, dividends paid by us in 2014 to a U.S. holder should constitute “qualified dividends”.

Holders of shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividends distributed with respect to the shares generally will be treated as dividend income from sources outside of the United States, and generally will be treated as “passive category” (or, in the case of certain U.S. holders, “general category”) income for U.S. foreign tax credit purposes.  Subject to certain limitations, French income tax withheld in connection with any distribution with respect to the shares may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively, such French withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of certain arrangements in which a U.S. holder’s expected economic profit is insubstantial.  U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Dividends paid in euro will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the holder (or, in the case of the ADSs, by the Depositary), regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Procedures for Claiming Treaty Benefits

The French tax authorities issued guidelines in Instruction n° 4-J-1-05, dated February 25, 2005 that significantly changed the formalities to be complied with by non-resident shareholders, including U.S. holders, in order to obtain the reduced withholding tax rate on distributions made on or after January 1, 2005.

Pursuant to these guidelines, U.S. holders can either claim Treaty benefits under a simplified procedure or under the normal procedure. The procedure to be followed depends on whether the application for Treaty benefits is filed before or after the dividend payment.

Under the simplified procedure, in order to benefit from the lower rate of withholding tax applicable under the Treaty before the payment of the dividend, a U.S. holder must complete and deliver to the paying agent (through its account holder) a treaty form (Form 5000), to certify in particular that:

•	the U.S. holder is beneficially entitled to the dividend;

•	the U.S. holder is a U.S. resident within the meaning of the Treaty;

•	the dividend is not derived from a permanent establishment or a fixed base that the U.S. holder has in France; and

•	the dividend received is or will be reported to the tax authorities in the United States.

For partnerships or trusts, claims for Treaty benefits and related attestations are made by the partners, beneficiaries or grantors who also have to supply certain additional documentation.

In order to be eligible for Treaty benefits, pension funds and certain other tax-exempt U.S. holders must comply with the simplified procedure described above, though they may be required to supply additional documentation evidencing their entitlement to those benefits.

If Form 5000 is not filed prior to the dividend payment, a withholding tax will be levied at the 25% rate, and a holder would have to claim a refund for the excess under the normal procedure by filing both Form 5000 and Form 5001 no later than December 31 of the second calendar year following the year in which the dividend is paid.

Pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Copies of Form 5000 and Form 5001 may be downloaded from the French tax authorities’ website ( www.impots.gouv.fr ) and are also available from the U.S. Internal Revenue Service and from the Centre des Impôts des Non-Résidents in France (10 rue du Centre 93160, Noisy-le-Grand).

Capital Gains

Under the Treaty, a U.S. holder will not be subject to French tax on any gain derived from the sale or exchange of shares, unless the gain is effectively connected with a permanent establishment or fixed base maintained by the holder in France.

For U.S. federal income tax purposes, gain or loss realized by a U.S. holder on the sale or other disposition of shares will be capital gain or loss, and will be long-term capital gain or loss if the shares were held for more than one year. The net amount of long-term capital gain recognized by an individual U.S. holder generally is subject to taxation at a maximum rate of 20%. U.S. holders’ ability to offset capital losses against ordinary income is limited.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the shares.

Passive Foreign Investment Company Rules

Unfavorable U.S. tax rules, or the PFIC rules, apply to companies that are considered PFICs. The Company will be classified as a PFIC in a particular taxable year if either (a) 75% or more of its gross income is treated as passive income for purposes of the PFIC rules; or (b) the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

As explained above, the Company believes that it was not a PFIC for U.S. tax purposes with respect to the year 2013, and also does not anticipate becoming a PFIC with respect to the year 2014. However, as discussed in the Company’s Annual Report on Form 20-F filed by the Company with respect to certain prior years, the Company believes that it was a PFIC in the past. Moreover, because the PFIC determination is made annually and is dependent upon a number of factors, some of which are beyond the Company's control (including whether the Company continues to earn substantial amounts of operating income as well as the market composition and value of the Company's assets), there can be no assurance that the Company will not become a PFIC in future years.

U.S. holders that held shares at any time during the years when the Company was a PFIC and did not make certain U.S. tax elections (a "mark-to-market election" or a "QEF election") will be subject to adverse tax treatment.  For instance, such holders will be subject to a special tax at ordinary income tax rates on certain dividends that the Company pays and on gains realized on the sale of shares (“excess distributions”) in all subsequent years, even though the Company ceased to qualify as a PFIC. The amount of this tax will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions had been earned ratably over the period the U.S. holder held its shares.  It may be possible, in certain circumstances, for a holder to avoid the application of the PFIC rules by making a "deemed sale" election for its taxable year that includes the last day of the Company’s last taxable year during which it qualified as a PFIC.  The PFIC rules are extremely complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to their shares and the desirability and availability of a “deemed sale election”.

French Estate and Gift Tax

Under the estate and gift tax convention between the United States and France dated 24 November 1978 (as amended by the protocol signed on 8 December 2004), a transfer of shares by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer, and shares were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

French Wealth Tax

The French wealth tax does not generally apply to shares of a U.S. holder if the holder is a resident of the United States for purposes of the Treaty and does not own directly or indirectly a shareholding exceeding 25% of the financial rights of EDAP.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non- U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Information with Respect to Foreign Financial Assets

In addition, U.S. holders that are individuals (and, to the extent provided in future regulations, entities) are subject to reporting obligations with respect to the shares, securities, debt instruments and other obligations of a French corporation if the aggregate value of such assets and certain other “specified foreign financial assets” exceeds $50,000.  Significant penalties can apply if a U.S. holder fails to disclose its specified foreign financial assets.

U.S. holders should also consider their possible obligation to file a Form TD F 90-22.1—Foreign Bank and Financial Accounts Report as a result of holding the Securities. U.S. holders are urged to consult their tax advisors regarding these and any other reporting requirements that may apply with respect to their Securities.

The discussion above is a general summary. It does not cover all tax matters that may be important to you. Prospective investors should consult their tax advisors regarding the application of the U.S. federal tax rules to their particular circumstances as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the shares.

Warrants

A warrant is generally treated as an option for U.S. federal income tax purposes, with the result that exercise of a warrant should not result in gain or loss for such purposes.  A prospective investor should have a basis in the shares received upon exercise equal to its purchase price for the warrant plus any amount paid upon exercise of the warrant.  This basis must be utilized for purposes of calculating gain or loss realized on a subsequent sale or other disposition of such shares.  A supplement to this prospectus will contain a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the warrants, based on the specific terms of the warrants issued.  Prospective investors are also encouraged to consult their own U.S. tax advisors regarding such consequences.

LEGAL MATTERS

Unless otherwise specified in the base prospectus relating to any offering of securities, the validity of the securities and certain legal matters under U.S. law will be passed upon by Jones Day, Paris, France.  In addition, certain legal matters in connection with any offering of securities under this prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to mattes of French and U.S. law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2013 and December 31, 2012 of EDAP TMS S.A. incorporated in this prospectus  by reference from our Annual Report on Form 20-F for the year ended December 31, 2013 have been audited by PricewaterhouseCoopers Audit, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements for the year ended December 31, 2011 of EDAP TMS S.A. incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2013 have been audited by by Ernst & Young, Tour Oxygène, 10-12 Boulevard Vivier Merle, 69393 Lyon Cedex 03, France, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under French law, provisions of by-laws (statuts) that limit the liability of directors and officers are prohibited. However, it is common practice for French sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that such directors and/or officers acted in good faith and within their capacities as directors or officers of the Company. Criminal liability cannot be indemnified under French law, whether directly by the Company or through liability insurance.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended.

Item 9. Exhibits

See Exhibit Index following the signature pages of this Registration Statement.

Item 10. Undertakings

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Form F-3.

(5)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be  part of the registration statement as of the date the filed prospectus was deemed  part of and included in the registration statement; and

(ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)      That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser,

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(i)  For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EDAP TMS S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaulx en Velin, France, on April 22, 2014.

EDAP TMS SA
By:	/s/ Marc Oczachowski
Name:	Marc Oczachowski
Title:	Chief Executive Officer

By:	/s/ Eric Soyer
Name:	Eric Soyer
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below severally constitutes and appoints Philippe Chauveau and Marc Oczachowski (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Company and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this registration statement and any registration statement in respect of securities of the Company that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities of the Company, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 2014.

By:	/s/ Marc Oczachowski	By:	/s/ Eric Soyer
Name:	Marc Oczachowski	Name:	Eric Soyer
Title:	Chief Executive Officer (Principal Executive Officer) and Representative in the United States of America	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Philippe Chauveau	By:	/s/ Pierre Beysson
Name:	Philippe Chauveau	Name:	Pierre Beysson
Title:	Chairman of the Board of Directors	Title:	Director

By:	/s/ Rob Michiels	By:	/s/ Argil Wheelock
Name:	Rob Michiels	Name:	Argil Wheelock
Title:	Director	Title:	Director

EXHIBIT INDEX

Description

1.1*	Form of Underwriting Agreement

4.1**
Articles of Association (statuts) of EDAP TMS S.A. as amended as of May 28, 2013 (together with an English translation thereof) (filed as Exhibit 1 of the registrant’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the Commission on April 3, 2014).

4.4*	Form of Warrant.

5.1	Opinion of Jones Day, French counsel to the registrant.
5.2	Opinion of Jones Day, U.S. counsel to the registrant.
12.1	Statement regarding computation of ratio of combined fixed charges and preferred share dividends.

23.1	Consent of Pricewaterhouse Coopers Audit.

23.2	Consent of Ernst & Young

23.3	Consent of Jones Day (included in Exhibits 5.1 and 5.2).

24.1	Powers of attorney (included in the signature pages herein).
___________________
*
To be filed, if necessary, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference.

**	Filed previously.

3,283,284 Ordinary Shares in the form of American Depositary Shares

Warrants to purchase up to 3,283,284 Ordinary Shares in the form of American Depositary Shares

3,283,284 Ordinary Shares in the form of American Depositary Shares issuable upon exercise of the Warrants

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

April 7, 2016